Exhibit (d)(4)

SCHEDULE A

LifePath Master Portfolios:

(all percentages are expressed as a percentage of average daily net assets):

Master Portfolio	Contractual Advisory Fee	Advisory Fee Waiver
LifePath Retirement Master Portfolio	0.35%	With respect to each such Master Portfolio, an amount equal to the aggregate investment advisory fees and administration fees, if any, received by the Adviser or BlackRock Institutional Trust Company, N.A. from each such investment company in which such Master Portfolio invests as part of such Master Portfolio’s asset allocation strategy that is part of the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) as such Master Portfolio.
LifePath 2020 Master Portfolio	0.35%
LifePath 2030 Master Portfolio	0.35%
LifePath 2040 Master Portfolio	0.35%
LifePath 2050 Master Portfolio	0.35%
LifePath 2025 Master Portfolio	0.35%
LifePath 2035 Master Portfolio	0.35%
LifePath 2045 Master Portfolio	0.35%
LifePath 2055 Master Portfolio	0.35%

The Term of each such Advisory Fee Waiver shall expire after the close of business on November 30, 2011.

Money Market Master Portfolios:

(all percentages are expressed as a percentage of average daily net assets):

Master Portfolio	Contractual Advisory Fee	Advisory Fee Waiver	Net Advisory Fee After Waiver
Money Market Master Portfolio	0.10%	0.03%	0.07%
Prime Money Market Master Portfolio	0.10%	0.03%	0.07%
Government Money Market Master Portfolio	0.10%	0.03%	0.07%
Treasury Money Market Master Portfolio	0.10%	0.03%	0.07%

The Term of each such Advisory Fee Waiver shall expire after the close of business on November 30, 2011.

Amended: May 19, 2010

Amended: February 14, 2010

MASTER INVESTMENT PORTFOLIO on behalf of each Master Portfolio

By:

BLACKROCK FUND ADVISORS

By:

By:

Dated: December 1, 2009

Amended: May 19, 2010

Amended: February 14, 2010

[Schedule A to Master Investment Portfolio Advisory Fee Waiver Agreement]

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